Exhibit T3A.23

CERTIFICATE OF FORMATION

OF

TIDEWATER MEXICO HOLDING, L.L.C.

1.    The name of the limited liability company is Tidewater Mexico Holding, L.L.C.

2.    The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Tidewater Mexico Holding, L.L.C. this 12th day of August 2010.

By:	/s/ David C. Cambre
Name:	David C. Cambre, Organizer